UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2019 (October 10, 2019)

SPRINGWORKS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39044	83-4066827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Washington Blvd
Stamford, CT 06902

(Address of principal executive offices, including zip code)

(203) 883-9490

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On October 10, 2019, SpringWorks Therapeutics, Inc. (the “Company”) entered into employment agreements (together the “Employment Agreements,” and each, an “Employment Agreement”) with each of Saqib Islam, Chief Executive Officer, Francis I. Perier, Jr., Chief Financial Officer, Jens Renstrup, Chief Medical Officer, Badreddin Edris, Chief Business Officer and L. Mary Smith, Senior Vice President, Clinical Research and Development. The Employment Agreements supersede the executives’ existing offer letters and severance agreements with the Company.

The Employment Agreements provide for annual base salaries for each year of the term, subject to review and adjustment by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (“Compensation Committee”) from time to time. Each Employment Agreement provides that the executive shall be eligible for an annual discretionary cash incentive bonus expressed as a target percentage of the executive’s base salary, subject to the executive’s achievement of performance targets and goals established by the Board or the Compensation Committee.

The base salaries and discretionary cash incentive bonus amounts have been initially set for the executives as follows:

Executive	Title	Base Salary	Target Incentive Discretionary Bonus (% of Base)
Saqib Islam, J.D.	Chief Executive Officer	$515,000	50%
Francis I. Perier, Jr.	Chief Financial Officer	$370,000	35%
Jens Renstrup, M.D., M.B.A.	Chief Medical Officer	$410,000	40%
Badreddin Edris, Ph.D.	Chief Business Officer	$390,000	40%
L. Mary Smith, Ph.D.	Senior Vice President, Clinical Research and Development	$390,000	40%

Each of the Employment Agreements has a term that continues until the employment of the executive is terminated by the Company or the executive. In the event that the Company terminates an executive for “Cause” (as defined in the relevant Employment Agreement), or an executive voluntarily resigns his or her employment, at termination the executive will receive all accrued and unpaid base salary, any accrued and unused paid time off, and reimbursement of outstanding business expenses. If an executive is terminated by the Company without “Cause” or the executive resigns for “Good Reason” (as defined in the relevant Employment Agreement) then the executive will be entitled to severance benefits including: (i) a lump sum payment equal to 9 months of the executive’s then current base salary (12 months in the case of Mr. Islam); and (ii) insurance benefits or COBRA coverage for 9 months (12 months in the case of Mr. Islam) in addition to payment of all accrued and unpaid base salary, any accrued and unused paid time off, and reimbursement of outstanding business expenses.

In lieu of the severance payments and benefits set forth in the prior paragraph, each Employment Agreement provides that in the event that the executive is terminated by the Company without “Cause” or resigns for “Good Reason”, in each case within three months prior to a Change in Control (as defined in the relevant Employment Agreement) or within 18 months following a Change in Control, subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, the executive will be entitled to receive: (i) a lump sum cash amount equal to the sum of (A) 12 months of his or her current base salary (or his or her base salary in effect prior to the Change in Control, if higher) (18 months in the case of Mr. Islam) plus (B) one times the executive’s target annual cash incentive compensation for the year of termination (1.5 times in the case of Mr. Islam), (ii) if the executive is enrolled in the Company’s health care program immediately prior to the date of termination and properly elects to receive COBRA benefits, a monthly cash payment for 12 months of COBRA premiums at the Company’s normal rate of contribution for employees for coverage at the level in effect immediately prior to the date of termination (18 months in the case of Mr. Islam), and (iii) notwithstanding anything to the contrary in any applicable award agreement, accelerated vesting of 100% of all time-based stock options and other time-based stock-based awards held by the executive.

Each of the Employment Agreements also contains a Section 280G better-off cutback provision, which provides that, in the event that the payments or benefits provided to the executive pursuant to his or her Employment Agreement or otherwise constitute parachute payments with the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments or benefits to such executive will either be delivered in full or reduced to the extent necessary to avoid an excise tax under Section 4999 of the Code, whichever would result in the executive receiving the largest amount of payments or benefits on an after-tax basis. None of the Employment Agreements requires the Company to make any tax gross-up payments.

The Employment Agreements also contain other customary terms and conditions, including covenants and restrictions related to contribution of intellectual property, confidentiality and non-solicitation.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, each of which will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SpringWorks Therapeutics, Inc.

Date: October 11, 2019	By:	/s/ Francis I. Perier, Jr.
Francis I. Perier, Jr.
Chief Financial Officer